Exhibit 10.10

FULTON FINANCIAL CORPORATION
AMENDMENT NO. 1 TO
EMPLOYEE STOCK PURCHASE PLAN

This Amendment No. 1 amends the Fulton Financial Corporation Employee Stock Purchase Plan (the “Plan”).
WHEREAS, the Board of Directors of Fulton Financial Corporation (the “Company”) originally adopted the Plan on February 18, 1986, and approved by the Company’s shareholders at the 1986 Annual Meeting held on April 15, 1986;
WHEREAS, the Company’s Board of Directors most recently adopted an amendment to the Plan on January 21, 2014, to increase by 2,000,000 Shares the number of Shares for which options are authorized to be granted under the Plan;
WHEREAS, the Company’s shareholders at the 2014 Annual Meeting held May 8, 2014, last approved the Plan;
WHEREAS, the Company desires to amend the Plan to: (a) revise when eligible employees are first permitted to participate in the Plan; and (b) amend the administrative limits on the maximum shares purchased by Company employees per year, and incorporate such amendments into the Plan;
WHEREAS, pursuant to Section 12 of the Plan, the Board of Directors of the Company has the authority to make such amendments to the Plan, and may at any time amend, modify, suspend or terminate the Plan, subject to limitations of the Plan.
WHEREAS, the Board has received advice from the Company’s counsel that the amendments do not require the approval of shareholders under the Plan or existing laws, rules and regulations of the Internal Revenue Service, the Securities and Exchange Commission or NASDAQ; and
WHEREAS, the Board of Directors of the Company has approved the amendments to the Plan.

NOW, THEREFORE, the Plan is hereby amended, effective as of January 1, 2020, as follows.

1.	Section 2(m) is hereby amended and restated to read in its entirety as follows:

"Total compensation shall mean the annual base pay to an employee by the Company and its affiliates during the current calendar year, as reported from time to time by the Human Resources Department.”

2.	Section 5 is hereby amended and restated to read in its entirety as follows:

“ELIGIBILITY

When options are granted under the Plan, options shall be granted to all employees of the Company or any affiliate employed by the Company or any affiliate, except that the Committee may elect to exclude those employees who customarily work 20 hours or less per week.”

3.	Section 6(a) is hereby amended and restated to read in its entirety as follows:

“When options are granted under the Plan, each eligible employee shall be granted an option to purchase the number of whole shares that can be purchased, at the applicable option price established by the Committee or Board, and the Committee or Board may set a percentage (which shall be uniform for all eligible employees) of the eligible employee’s Total Compensation or approve other administrative rules for the administration of the Plan; provided, however, that the Committee or Board may only limit the maximum number of shares that may be purchased pursuant to each option provided that such limitation is uniform for all eligible employees.”

4.	Section 7(a) is hereby amended and restated to read in its entirety as follows:

“The option price per share of the Stock that may be purchased pursuant to each option shall be determined by the Committee, or by the Board, but shall not in any event be less than the lesser of (i) 85% of the fair market value per share of the Stock on the Date of Grant, or (ii) 85% of the fair market value per share of the Stock on the Date of Exercise, subject to adjustment as set forth in Section 10 below.”

All other provisions of the Plan, except as amended herein, remain in full force and effect.
IN WITNESS WHEREOF, this Amendment No. 1 is executed by this 9th day of December, 2019.
FULTON FINANCIAL CORPORATION

By: __/s/ Bernadette M. Taylor ___________
Name:    Bernadette M. Taylor
Title:    Senior Executive Vice President and
Chief Human Resources Officer